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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                               NEWS RELEASE
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                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                  (717) 264-7161, EXTENSION 4465

             TB WOOD'S REPORTS RESULTS FOR THE FIRST QUARTER OF 2006

CHAMBERSBURG, PA, (MAY 1, 2006) -- TB Wood's Corporation (NASDAQ: TBWC) today announced first quarter revenues of $29.4 million and earnings of $0.64 million, or $0.17 per share. First quarter revenues were up 6.2% and net income was up 73% over the first quarter of last year. Earnings per share increased 143% over the first quarter of last year after taking into account the reduced number of shares outstanding following the company's share buyback last fall.

William T. Fejes, President and CEO, said, "The company's operating performance continued to improve strongly in the first quarter. Price increases, higher volume, and continued focus on lean cost improvement initiatives resulted in the Company's gross margins increasing by 1.5 percentage points to 30.9% and operating income increasing 40% to $1.8 million versus $1.3 million in the first quarter of last year. Mechanical revenue increased nearly 11%. Electronics revenue was down 2.7%, but flat when adjusted for changes in exchange rates. During the first quarter, we absorbed the impact of unfavorable changes in exchange rates and a return to normal levels of LIFO expense versus the LIFO income experienced in the fourth and first quarters of 2005. Adjusting for the impact of exchange rate and LIFO accounting, our first quarter 2006 operating income was up 18% versus the fourth quarter 2005 and doubled versus the first quarter 2005. For the balance of 2006, we expect continued performance improvement as the market for our mechanical products continues to gain strength, we continue to fill out our new line of electronic products, and we move forward with profit improvement initiatives."

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates sales and production facilities in the United States, Canada, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.
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                              TB WOOD'S CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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                                                                                               First Quarter Ended
                                                                                        ----------------------------------
                                                                                           March 31,         April 1,
                                                                                              2006             2005
                                                                                        ----------------- ----------------
Net Sales                                                                                     $29,419           $27,711
Cost of sales                                                                                  20,315            19,558
                                                                                        ----------------------------------

     Gross profit                                                                               9,104             8,153

Selling, general and administrative expense                                                     7,301             6,860
                                                                                        ----------------------------------

     Operating income                                                                           1,803             1,293

Interest expense and other finance costs                                                          845               616
                                                                                        ----------------------------------

Income before provision for income taxes                                                          958               677
Income tax expense                                                                                316               305
                                                                                        ----------------------------------

     Net income                                                                               $   642           $   372
                                                                                        ----------------------------------

INCOME PER SHARE OF COMMON STOCK
Basic:
   Net income                                                                                     $0.17            $0.07
                                                                                        ==================================

   Weighted average shares of common stock and equivalents outstanding                            3,714            5,177
                                                                                        ==================================

Diluted:
   Net income                                                                                     $0.17            $0.07
                                                                                        ==================================

   Weighted average shares of common stock and equivalents outstanding                            3,817            5,177
                                                                                        ==================================

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